Exhibit 10.25
Contract Number 0.286

March 28, 2001
Mr. Ken Duberstein
The Duberstein Group
2100 Pennsylvania Avenue, NW
Suite 500
Washington, DC 20037
Dear Mr. Duberstein:
This letter will confirm the terms and conditions between The Duberstein Group (“Consultant”) and Fannie Mae pursuant to which Consultant agrees to provide services to Fannie Mae in accordance with the terms set forth below.
1. Services and Deliverables
Consultant shall provide consulting services related to legislative and regulatory issues, and associated matters of importance to Fannie Mae.
2. Point of Contact and Notices
Consultant’s point of contact with Fannie Mae will be Domenic Grillo at (202) 752-4702, or other Fannie Mae personnel assigned by a Vice President of Fannie Mae, in connection with the services to be rendered under this Agreement.
Any notice(s) furnished pursuant to this Agreement will be made by certified mail, return receipt requested, or delivered in person or by courier, as follows:
If to Fannie Mae, to:
FANNIE MAE
3900 Wisconsin Avenue, NW
Mail Stop 2H 4N 05
Washington, DC 20016
Attention: Toni Harris

Duberstein Letter Agreement	1
03/28/01

If to Consultant, to:
THE DUBERSTEIN GROUP
2100 Pennsylvania Avenue, NW
Suite 500
Washington, DC 20037
Attention: Ken Duberstein
3. Period of Performance
Consultant agrees to provide the Services hereunder from January 1, 2001 through December 31, 2001.
4. Compensation and Invoicing
Fannie Mae agrees to compensate Consultant for services rendered in a not-to-exceed contract amount of $375,000, as well as for reasonable out-of-pocket and travel expenses billed at cost that have been approved in advance by Fannie Mae. Invoices as to any amounts due under this Agreement shall be provided to:
Drawer: Accounts Payable
3900 Wisconsin Avenue, NW
Washington, DC 20016-2899
Each invoice shall identify this Contract Number and shall provide a detailed description of the Services rendered for which charges are due. Invoices shall be payable by Fannie Mae thirty (30) days after receipt of Consultant’s invoice and required supporting documentation.
5. Representations and Warranties
Consultant hereby represents, warrants, covenants, and agrees that:
(a) the services to be provided hereunder will not be in violation of any applicable law, rule, or regulation, and Consultant will have obtained all permits required to comply with such laws and regulations;
(b) Consultant is duly organized and authorized to enter into this Agreement and perform all obligations set forth in this Agreement;

Duberstein Letter Agreement	2
03/28/01

(c) any Products or Services provided by Consultant under this Agreement will not violate or in any way infringe upon the rights of other parties, including proprietary and non-disclosure rights, trademark, copyright, or patent rights, and there are no existing, pending, or, to Consultant’s best knowledge, threatened claims relating to the infringement of any patent, copyright or other proprietary right related to the Products (as defined below); and
(d) the Services provided hereunder will conform to the highest professional standards of the industry for similar services.
6. Ownership of Products and/or Documents
Both parties agree that any inventions, ideas, materials, reports, procedures or designs produced or created pursuant to this Agreement, whether exclusively by Consultant or exclusively by Fannie Mae or jointly by both, along with any modifications, improvements or derivative works relating thereto (“Products”) will be the sole property of Fannie Mae, which will possess all ownership rights in and to such Products and all intellectual property rights associated with such Products, including, without limitation, patent, trademark, copyright and trade secret rights. The parties acknowledge and agree that the Products are works made for hire under U.S. copyright laws. Additionally, however, Consultant hereby assigns, transfers, and conveys to Fannie Mae all ownership rights to such Products including, but not limited to, rights under copyright, patent, and trademark law. Such Products are proprietary information, which will not be used or disclosed by Consultant without the prior written consent of Fannie Mae.
Consultant agrees to execute applications, assignments, and other documents and to render all other reasonable assistance requested by Fannie Mae, at Fannie Mae’s expense, to enable it to obtain domestic and foreign registrations for the Products.
This Section 6 will survive the expiration or termination of this Agreement for any reason.
7. Confidential Information
(a)	Definitions.
          (i) Confidential Information. The term “Confidential Information” shall mean (i) information disclosed by or on behalf of Fannie Mae relating to the ideas, plans, financial and other information, procedures, techniques, trade secrets, formulae, proprietary programs, technical know-how, or methods of operation of Fannie Mae or any affiliate thereof and all other confidential information and materials that relate, refer or otherwise memorialize the plans, policies, finances, corporate developments, training procedures, products, pricing, marketing strategies, sales, services, procedures, intra-corporate transactions, suppliers, prospects and customers of Fannie Mae or any affiliate thereof, (ii) other confidential, proprietary or trade secret information disclosed by or on behalf of Fannie Mae that is identified as such at the time of its disclosure, and (iii) all other confidential, proprietary or trade secret information disclosed

Duberstein Letter Agreement	3
03/28/01

by or on behalf of Fannie Mae, which a reasonable person employed in the mortgage finance industry would recognize as such. By way of illustration, but not limitation, Confidential Information includes all of the processes, formulae, compositions, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods, and information developed, acquired, owned, produced, or practiced at any time by Fannie Mae or any affiliate thereof, and any other similar information and material relating to the business of Fannie Mae or any affiliate thereof. Confidential Information also shall include Products set forth in “Ownership of Products” hereof. The terms of this Agreement (as well as all information regarding the negotiation of this Agreement) shall be the Confidential Information of both parties.
(b) Non-Disclosure and Limitation of Use of Confidential Information. Consultant agrees (i) not to use, copy or disclose, directly or indirectly, to any third party any Confidential Information of Fannie Mae or any affiliate thereof without the prior written consent of a duly authorized officer of Fannie Mae, (ii) to use Confidential Information solely for the purpose of evaluating and providing Products and Services hereunder and/or proposals to Fannie Mae, and (iii) that Consultant will take all necessary and reasonable action by instruction, agreement or otherwise with its subcontractors to satisfy its obligations under this Agreement with respect to confidentiality, non-disclosure and limitation of use of Confidential Information, which actions shall accord the Confidential Information at least the same level of protection against unauthorized use and disclosure that Consultant customarily accords to its own information of a similar nature. The obligations of Consultant under this Agreement with respect to confidentiality, non-disclosure and limitation of use of Confidential Information of Fannie Mae or any affiliate thereof and of any similar information of any third-party (as set forth in paragraph (d) below), shall survive expiration or termination of this Agreement for any reason.
(c) Ownership of Confidential Information. Consultant agrees (i) that all Fannie Mae Confidential Information is and shall remain the property solely of Fannie Mae, and (ii) to deliver to Fannie Mae, upon the earlier of Fannie Mae’s request or termination of this Agreement, all Confidential Information and any other Fannie Mae property then in its possession or control, directly or indirectly, in whatever form it may be.
(d) Confidential Information of Third Parties. Consultant agrees (i) that confidential and proprietary information of a third party is solely the property of such third party; (ii) to observe and comply with the same non-disclosure and limitation of use restrictions that apply to Confidential Information of Fannie Mae or any affiliate thereof with respect to confidential and proprietary information of any third party; and (iii) to observe all other conditions of non-disclosure and non-use of which specifically advised with respect to such third-parry confidential and proprietary information. Confidential and proprietary information of a third party shall include the types of information and materials as set forth herein in the definitions of Confidential Information insofar as they relate to said third party.
(e) Exceptions. Except as specifically provided herein, Consultant shall not have any obligation with respect to any Confidential Information or any portion thereof which Consultant can establish: (i) is or becomes publicly available through no wrongful act of Consultant; (ii) was

Duberstein Letter Agreement	4
03/28/01

lawfully obtained by Consultant from a third party without any obligation to maintain said Confidential Information as proprietary or confidential; (iii) was previously known to Consultant without any obligation to keep it confidential; or (iv) was independently developed by Consultant without reference to any Confidential Information.
8. Conflict of Interest
Consultant represents that there is no, and will be no, conflict of interest between its performance under this agreement and its engagement as an independent contractor by others. In the event Consultant believes that there may be a conflict of interest, Consultant will advise Fannie Mae immediately. Fannie Mae and Consultant will work in good faith to resolve such conflict as expeditiously as possible.
9. Independent Contractor
Consultant and its subcontractors will at all times be and act as independent contractors and, as such, no law, contract or other arrangement that has the effect of conferring benefits upon officers or employees of Fannie Mae will be applicable in connection with the personal services rendered under this Agreement.
10. No Assignments or Subcontracts
The parties agree that no assignment of rights or obligations under this Agreement to any third party is permitted without the prior written consent of both parties. The parties agree further that none of the Consultant’s duties or obligations under this Agreement may be subcontracted without the prior written consent of Fannie Mae.
11. Taxation
Fannie Mae hereby represents that, under Section 309(c)(2) of the Federal National Mortgage Association Charter Act, 12 U.S.C. 1723a(c)(2), Fannie Mae is exempt from all state and local taxes, except certain taxes on real property owned by Fannie Mae. Fannie Mae will not be responsible for paying any such taxes. Consultant shall not pay any such taxes on Fannie Mae’s behalf and Fannie Mae will not be responsible for any such taxes so paid. Consultant will not bill or charge Fannie Mae for any such taxes hereunder.
12. Termination
This Agreement will terminate on the completion of the Services, which will be on or before the date specified in Section 3.

Duberstein Letter Agreement	5
03/28/01

Notwithstanding any other provision of this Agreement, Fannie Mae has the right to terminate this Agreement (i) at any time, if Fannie Mae, determines, in its absolute and sole discretion, that the Services are being performed in a manner that is unsatisfactory to Fannie Mae, provided Fannie Mae has given Consultant notice and reasonable opportunity to correct such unsatisfactory performance; (ii) at any time, upon thirty (30) days’ prior written notice to Consultant; (iii) immediately upon written notice to Consultant, in the event of any breach by Consultant of Section 7 (Confidential and Proprietary Information).
In the event of termination of this Agreement prior to completion of the Services, Fannie Mae will pay Consultant only for those authorized services rendered prior to termination. Consultant shall deliver to Fannie Mae, within ten (10) days of termination, all: (1) work in progress; (ii) Fannie Mae property; and (iii) materials containing or embodying Proprietary Information or Products. Consultant will make or retain no partial or entire copies of any of the foregoing and will destroy all computer files containing such data or information. The parties will continue to be bound by those sections of this Agreement which survive termination thereof.
13. Compliance with Code of Business Conduct
In the event that Consultant and/or its employees work more than 90 days at a Fannie Mae location during a calendar year or earn more than $100,000 in aggregate fees from Fannie Mae, Consultant and its employees shall comply with Fannie Mae’s Code of Business Conduct. A copy of the Code shall be provided to Consultant when and if either of these conditions is met. At that time, Consultant shall execute the compliance certification form accompanying said Code.
14. Limitation of Liability
Except with respect to Losses (as defined in Section 15 below), neither party shall be liable for any incidental, indirect, punitive, exemplary, or other special or consequential damages arising under or in connection with this Agreement, the Services or the Products, whether based upon contract, tort, breach of warranty or any other legal or equitable grounds, even if such party has been advised of the possibility of such damages.
15. Indemnification
Consultant agrees to indemnify, hold harmless, and defend Fannie Mae, its officers, directors, employees, and agents (each of whom is referred to as an “Indemnified Party”) against all liability, costs, actions, suits, judgments, damages, and expenses (including reasonable attorneys’ fees) (collectively, “Losses”) arising from or in connection with:
(a)	any breach by Consultant of, or any act or omission of Consultant relating to, this Agreement, the Services or the Products;

Duberstein Letter Agreement	6
03/28/01

(b)	the breach, unauthorized disclosure or unauthorized use by Consultant (including any of its employees, agents and subcontractors) of any Confidential or Proprietary information of Fannie Mae or any third party; and
(c)	any injuries to persons (including death) or property caused by the acts or omissions of Consultant or its subcontractors.
Consultant’s obligation to indemnify any Indemnified Party will survive the expiration or termination of this Agreement for any reason. Fannie Mae may, at its option, conduct the defense in any third party action arising as described above and Consultant agrees fully to cooperate with such defense.
16. No Implied Waiver
No failure to contest a breach of a term, provision, or clause of this Agreement will be deemed to waive or excuse such breach unless such waiver or consent is in writing and executed by a duly authorized representative of each party. Any consent by any party to, or waiver of, a breach by the other, whether express or implied, will not constitute a consent to, waiver of, or excuse for any other different or subsequent breach.
17. Survival
The terms of Section 6 (Ownership of Products and/or Documents), Section 7 (Confidential Information), and Section 14 (Indemnification), as well as any other provision which contemplates performance or observance subsequent to termination or expiration of this Agreement, shall survive termination or expiration of this Agreement for any reason and continue in full force and effect.
18. Governing Law and Severability
This Agreement will be governed by and construed in accordance with the laws of the District of Columbia. If any part, term, or provision of this Agreement is held to be illegal or unenforceable, the validity of the remaining portions or provisions will not be affected, and the parties shall replace the invalid or unenforceable provision with one that most nearly reflects their original intentions and is valid and enforceable under applicable law.
19. Jurisdiction and Venue
The parties hereto consent to the jurisdiction and venue, of the District of Columbia courts or federal courts sitting in the District of Columbia. The parties agree further that all disputes or controversies which may arise out of or in connection with this Agreement, its construction,

Duberstein Letter Agreement	7
03/28/01

interpretation, effect, performance, non-performance or the consequences thereof, shall be determined exclusively by said courts of the District of Columbia.
20. Entire Agreement
The parties agree that this Agreement, together with any modifications relating hereto, sets forth the entire understanding between Fannie Mae and Consultant and supersedes all agreements between them with respect to the subject matter of this Agreement. Any modification to this Agreement must be in writing and duly signed by both parties.
If you find the foregoing satisfactory, please sign below to note your acceptance and return both (2) originals to Toni Harris, Contract Manager, M/S 2H 4N 05, 4000 Wisconsin Avenue, NW, Washington, DC 20016. Once signed by Fannie Mae, a fully executed Agreement will be forwarded to you for your files.
Should you have any questions or require additional information, please contact Toni Harris, at (202) 752-8633, fax to (202) 752-6612 or email to toni_1_harris@fanniernae.com. Questions relating to the Services provided hereunder should be addressed to Domenic Grillo at (202) 752- 4702.
Very truly yours,
FANNIE MAE

By: /s/ Barbara B. Lang

Name:	Barbara B. Lang
Title:	Vice President, Corporate Services
Date:	04/19/01
AGREED TO AND ACCEPTED:
THE DUBERSTEIN GROUP

By: /s/ Michael S. Berman

Name:	Michael S. Berman
Title:	President
Date:	4/17/01

Duberstein Letter Agreement	8
03/28/01

MODIFICATION TO
FANNIE MAE
LETTER AGREEMENT
Letter Agreement (“Agreement”) Number 286; Modification Number 1

FANNIE MAE	and	THE DUBERSTEIN GROUP INC

3900 Wisconsin Avenue, N.W.		2100 Pennsylvania Avenue, NW
Washington, DC 20016-2899		Suite 500
Washington, DC 20037

Attn: Christine N. Cahn		Attn: Ken Duberstein

(hereinafter “Fannie Mae”)		(hereinafter “Consultant”)
The purpose of this Modification is to extend the term of the Agreement.
I. Paragraph 3, Period of Performance, is modified as follows:
Consultant agrees to provide the Services hereunder from January 1, 2002 through December 31, 2002.
II. Paragraph 4, Compensation, is modified as follows:
Fannie Mae agrees to compensate Consultant for services rendered in 2002 in a not-to-exceed contract amount of $375,000, as well as for reasonable out-of-pocket and travel expenses billed at costs that have been approved in advance by Fannie Mae.
III. All remaining terms and conditions of the Contract remain unchanged.
     IN WITNESS WHEREOF, the parties hereto have executed this Modification as of the day and year set forth below. This Modification is effective as of the Effective Date upon execution by Fannie Mae.
Accepted by:

FANNIE MAE		THE DUBERSTEIN GROUP

By: /s/ Christine N. Cahn		By: /s/ Kenneth M. Duberstein

Name:	Christine N. Cahn	Name:	Kenneth M. Duberstein
Title:	VP, Budget and Expense Management	Title:	Chairman & CEO
Date:	2-3-02	Date:	1/25/02

MODIFICATION No. 02
TO
FANNIE MAE
LETTER AGREEMENT
Letter Agreement (“Agreement”) Number 0-286 dated March 28, 2001, by and between:

FANNIE MAE	and	THE DUBERSTEIN GROUP
3900 Wisconsin Avenue, NW		2100 Pennsylvania Avenue, NW, Suite 500
Washington, DC 20016-2899		Washington, DC 20037
Attn: Christine N. Cahn		Attn: Ken Duberstein
(hereinafter “Fannie Mae”)		(hereinafter “Consultant”)
The purpose of this Modification is to add additional funding for 2003 and extend the period of performance to this contract. The following contract terms are changed as follows:
I. Section 3. Period of Performance is modified to read as follows:
Consultant agrees to provide Services hereunder from January 1, 2003 to December 31, 2003 and thereafter, the Agreement shall continue and remain in force unless terminated sooner as provided herein.
II. Section 4. Compensation is modified to read as follows:
Fannie Mae agrees to compensate Consultant for Services rendered in 2003 in a not-to-exceed contract amount of $375,000, as well as for reasonable, out-of-pocket and travel expenses billed at costs that have been approved in advance by Fannie Mae.
III. Section 12. Termination is modified as follows:
Delete the first paragraph, “This Agreement will terminate on the completion of Services, which will be on or before the date specified in Section 3.”
All other terms and conditions of the contract remain unchanged.
The parties acknowledge and agree that copies of executed documents received via facsimile shall be deemed to be originals for all purposes.
     IN WITNESS WHEREOF, the parties hereto have executed this Modification as of the day and year set forth below. This Modification is effective as of the Effective Date upon execution by Fannie Mae.
Accepted by:

FANNIE MAE		THE DUBERSTEIN GROUP

By: /s/ Christine N. Cahn		By: /s/ Michael S. Berman

Name:	Christine N. Cahn	Name:	Michael S. Berman
Title:	Vice President, Budget and	Title:	President
Expense Management
Date:	4-1-03	Date:	2/04/03

AMENDMENT No. 003
TO
FANNIE MAE
LETTER AGREEMENT # 0-0286
Letter Agreement (“Agreement”) Number 0-0286, dated March 28, 2001 by and between:

FANNIE MAE	and	THE DUBERSTEIN GROUP
4000 Wisconsin Avenue, N.W.		2100 Pennsylvania Ave., NW, Suite 500
Washington, DC 20016-2899		Washington, DC, 20037
Attention: Christine N. Cahn		Attention: Ken Duberstein
(hereinafter “Fannie Mae”)		(hereinafter “Contractor”)
The following contract terms and conditions are changed as follows:
I.	Section 1, Services and Deliverables is modified to include the following:

Contractor shall provide Services as outlined on the Purchase Order # 3-42954, as well as any subsequent Purchase Orders. Except as otherwise noted in the Agreement, if there are any contradictions or inconsistencies between the Agreement and the attached Purchase Order, the provisions of the Agreement shall control.

II.	Section 2, Point of Contact and Notices, Paragraph 1 is revised as follows:

Contractor’s point of contact at Fannie Mae will be identified on the Purchase Order and any subsequent Purchase Orders.

III.	Section 3, Period of Performance is deleted in its entirety and revised as follows:

The Period of Performance will be identified on the Purchase Order and any subsequent Purchase Orders.

IV.	Section 4, Compensation and Invoicing is deleted in its entirety and revised as follows:
Fannie Mae agrees to compensate Contractor for services rendered in an amount as outlined on the Purchase Order, as well as reasonable out-of-pocket and travel expenses billed at cost that have been approved in advance by Fannie Mae. Invoices should be sent to the contact person identified on the Purchase Order. Each invoice shall identify the Purchase Order Number and shall provide a detailed description of the Services rendered.

V.	Section 12, Termination, Insert as Paragraph 1 the following:

“This Agreement will terminate on the completion of Services, which will be on or before the date specified in Section 3.”
Should you have any questions or require additional information, please contact Maria Haynes, Program Manager at 202-752-6632, or fax to: 202-752-0037.
All other terms and conditions of the contract remain unchanged.

The parties acknowledge and agree that copies of the executed documents received via facsimile shall be deemed to be originals for all purposes.
     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year setforth below. This Amendment is effective as of the date executed by Fannie Mae.
Accepted by:

FANNIE MAE		THE DUBERSTEIN GROUP

By: /s/ Anne Stilwell		By: /s/ Michael S. Berman

Name:	Anne Stilwell	Name:	Michael S. Berman
Title:	Director, Contract &	Title:	President
Procurement Services
Date:	4/27/05	Date:	3/9/05